EXHIBIT 4.0
                             SUPPLEMENTAL INDENTURE


     SUPPLEMENTAL   INDENTURE,   dated   as  of  June  30, 1997,   between   UIH
Australia/Pacific, Inc, a Colorado corporation (the "Company") and FirstStar Bank of Minnesota, N.A., as trustee (the "Trustee").

     WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of May 16, 1996 (the "Indenture");

     WHEREAS, in accordance with Section 9.02 of the Indenture, the Company has received the written consent of Holders of majority in principal amount of the Securities outstanding as of the date hereof to certain amendments to the Indenture, and in accordance therewith, the parties desire to amend the Indenture as herein provided;

     WHEREAS, capitalized terms used in this Supplemental Indenture without being defined herein shall have the meanings given thereto in the Indenture;

     NOW THEREFORE, it is agreed:

     1. Subsection (v) of Section 4.11 of the Indenture is hereby amended to read in its entirety as follows:

               (v) any such encumbrance or restriction imposed in any agreement governing Senior Bank Financing; PROVIDED no such encumbrance or restriction shall, prevent the payment of amounts to the Company required for it to meet its operating expenses (including, without limitation, payments under the Notes and the Indenture), so long as no default under such agreement shall exist or would result from any such payment.

     2. This Supplemental Indenture is limited as specified and shall not constitute a modification or waiver of any other provisions of the Indenture. Except as specifically amended hereby, all provisions of the Indenture shall remain in full force and effect.

     3. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

     4. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     IN  WITNESS  WHEREOF,   the  Company  and  the  Trustee  have  caused  this
Supplemental Indenture to be duly executed and delivered as of the date first above written.

                             UIH AUSTRALIA/PACIFIC, INC.


                             By /S/ Michael T. Fries
                               ------------------------------------------------
                               Michael T. Fries
                               Chief Executive Officer

                             FIRSTSTAR BANK OF MINNESOTA, N.A.,
                               as Trustee

                             By /S/ Frank P. Leslie III
                               ------------------------------------------------
                               Name:   Frank P. Leslie III
                               Title:  Vice President